Ex. T3A.43
ARTICLES OF ENTITY CONVERSION OF

UNO ENTERPRISES, LLC

The undersigned limited liability company, pursuant to Title 13.1, Chapter 9, Article 12.2 of the Code of Virginia, hereby executes the following articles of entity conversion and sets forth:

ARTICLE ONE

The name of the limited liability company immediately prior to the filing of these articles of entity conversion is UNO ENTERPRISES, L.L.C.  The limited liability company shall convert to a Virginia corporation and its name shall be UNO ENTERPRISES, INC.

ARTICLE TWO

The plan of entity conversion including the manner and basis of converting the interest of a limited liability company into shares of the surviving corporation shall occur as follows:

(a).           Each owner of an interest in Uno Enterprises, L.L.C., immediately prior to the effective date of this conversion shall, on the effective date of this conversion, automatically be converted into and become the owner of 5,000 shares of the common stock of Uno Enterprises, Inc., no par value, per share, and each shareholder shall be entitled to a certificate representing said shares upon surrender of any instrument issued representing such ownership interest in the limited liability company to be converted.

(b).           Attached separately hereto is the full text of the Articles of Incorporation of the surviving corporation as they will be in effect immediately after consummation of the conversion.

ARTICLE THREE

The plan of entity conversion was adopted by the unanimous vote of the members of the limited liability company.

The undersigned declares that the facts herein stated are true as of March 24, 2003.

UNO ENTERPRISES, L.L.C.

By:   /s/  George W. Herz II
George W. Herz II
Authorized Representative

ARTICLES OF INCORPORATION

OF A VIRGINIA STOCK CORPORATION

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows:

1.           The name of the corporation is:  Uno Enterprises, Inc.

2.           The number (and classes, if any) of shares the corporation is authorized to issue is:

Number of Shares Authorized	Class(es)

25,000	Common stock No par value

3A.           The name of the corporation’s initial registered agent is Commonwealth Legal Services Corporation.

3B.           The initial registered agent is a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

4A.           The corporation’s initial registered office address, which is the business office of the initial registered agent is: 4701 Cox Road, Suite 301, Glen Allen, VA 23060-6802.

4B.           The registered office is physically located in the County of Henrico, Virginia.

5.           The initial directors are:

Name (s)	Address(es)
Aaron D. Spencer	100 Charles Park Road West Roxbury, MA 02132

Paul W. MacPhail	100 Charles Park Road West Roxbury, MA 02132

Name (s)	Address(es)
Robert M. Vincent	100 Charles Park Road West Roxbury, MA 02132

Alan M. Fox	100 Charles Park Road West Roxbury, MA 02132

6.           Each director and officer (and his heirs, executors, and administrators) shall be indemnified by the Corporation against reasonable costs and expenses incurred by him in connection, with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Corporation, except in relation to any action, suits, or proceedings in which he has been adjudged liable because of negligence or misconduct, which stall be deemed to mean wilful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.  In the absence of an adjudication which expressly absolves the directors or officer of liability to the Corporation or its stockholders for negligence and misconduct, within the meaning thereof as used herein, or in the event of a settlement, each director and officer (and his heirs, executors and administrators) shall be indemnified by the Corporation against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution of two-thirds of those members of the Board of Directors of the Corporation who are not involved in the action, suit or proceeding that the director or officer has no liability by reason of negligence or misconduct, within the meaning thereof as used herein, and provided further that if a majority of the members of the Board of Directors of the Corporation are involved in the action, suit, or proceeding, such determination shall have been made by a written opinion of independent counsel.  Amounts paid in settlement shall not exceed costs, fees and expenses which would have been reasonably incurred if the action, suit, or proceeding had been litigated to a conclusion.  Such a determination by the Board of Directors or by independent counsel, and the payments of amounts by the Corporation on the basis thereof shall not prevent a stockholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the Corporation or its security holders by reason of negligence or misconduct, within the meaning thereof as used herein.  The foregoing rights and indemnification shall not be exclusive of any other rights to which the offices and directors may be entitled according to law.

7.           Incorporator:

/s/  James T. Bacon, Esq.
James T. Bacon, Esq.
703/352-1300